Exhibit 10.1

WELLS FARGO SECURITIES, LLC

WELLS FARGO BANK, NATIONAL ASSOCIATION

550 South Tyron Street

Charlotte, North Carolina 28202

CONFIDENTIAL

February 4, 2026

SiTime Corporation

5451 Patrick Henry Drive

Santa Clara, CA 95054

Attention: Beth Howe, Executive Vice President & Chief Financial Officer

PROJECT RIOJA

$900 MILLION SENIOR SECURED 364-DAY BRIDGE LOAN FACILITY

COMMITMENT LETTER

Ladies and Gentlemen:

SiTime Corporation, a Delaware corporation (the “Borrower” or “you”), has advised Wells Fargo Securities, LLC (“Wells Fargo Securities”) and Wells Fargo Bank, National Association (“Wells Fargo Bank”, and together with Wells Fargo Securities, “Wells Fargo”, or any of its designated affiliates, together with each person that becomes a party to this Commitment Letter as an “Additional Commitment Party” pursuant to the terms hereof, collectively, the “Commitment Parties”, “we” or “us”) that you intend to acquire (the “Acquisition”) the Transferred Assets (as defined in the Purchase Agreement (as defined below)) (the “Target Assets”) owned by the Divesting Entities (as defined in the Purchase Agreement), from Renesas Electronics America Inc. (the “Seller”) pursuant to that certain Asset Purchase Agreement (together with all exhibits, schedules and annexes thereto, the “Purchase Agreement”), dated on or about the date hereof, by and among the Borrower and the Seller. The Borrower and its subsidiaries and the Seller are hereinafter referred to collectively as the “Relevant Entities”. Capitalized terms used but not defined herein having the meaning assigned to such term in the Summary of Principal Terms attached hereto as Exhibit A (the “Summary of Terms”).

You have also advised us that you intend to finance the Acquisition, costs and expenses related to the Transaction from the following sources: (a) a combination of (i) proceeds of senior secured or unsecured notes (the “Senior Notes”) issued by the Borrower pursuant to a registered public offering or a Rule 144A or other private placement and/or (ii) borrowings by the Borrower under a senior secured term loan facility (the “Term Loan Facility”) and/or (iii) unsecured convertible notes issued by the Borrower (the “Convertible Notes” and together with the Senior Notes and the Term Loan Facility, the “Permanent Financing”), which shall generate aggregate proceeds of not less than $900 million and/or (b) in lieu, in whole or in part, of the Permanent Financing, borrowings under a 364-day senior secured bridge loan facility having the terms set forth in the Summary of Terms (the “Senior Secured Bridge Facility”) in an aggregate principal amount of up to $900 million. The Acquisition and the other transactions described above are collectively referred to as the “Transactions”. The “Closing Date” shall be the date on which the Acquisition is consummated and, if applicable, the initial funding under the Senior Secured Bridge Facility occurs.

In connection with the foregoing, Wells Fargo Bank (the “Initial Lender”) is pleased to advise you of its commitment to provide 100% of the principal amount of the Senior Secured Bridge Facility and to act as the sole administrative agent (in such capacity, the “Administrative Agent”) and the sole collateral agent (in such capacity the “Collateral Agent”, and together with the Administrative Agent, the “Agent”) for the Senior Secured Bridge Facility, all upon the terms set forth in this Letter (this “Commitment Letter”) and the Summary of Terms and Conditions; provided that the commitments of the Commitment Parties to fund the Senior Secured Bridge Facility are subject solely to the satisfaction or waiver of the conditions expressly set forth in Exhibit B (the “Conditions Exhibit”) of this letter (this “Commitment Letter”); provided, further, that any event occurring after the date hereof and prior to the Closing Date that would result in a commitment reduction with respect to the Senior Secured Bridge Facility as set forth in the Summary of Terms under the Section titled “Mandatory Prepayments and Commitment Reductions” shall reduce the aggregate principal amount of the Senior Secured Bridge Facility (and the Initial Lender’s commitment with respect to the Senior Secured Bridge Facility ratably) on a dollar-for-dollar basis (and you agree to give us prompt written notice of the occurrence of any such reduction, together with a reasonably detailed calculation of the amount thereof). Wells Fargo Securities is pleased to advise you of its willingness, as the sole lead arranger and sole bookrunner (in such capacities, the “Lead Arranger”) for the Senior Secured Bridge Facility. You hereby agree that, effective upon your acceptance of this Commitment Letter and continuing through the Syndication Date (as defined below), you and your subsidiaries shall not solicit any other bank, investment bank, financial institution, person or entity to provide, structure, arrange or syndicate or otherwise issue any debt securities or credit facilities (other than (1) the Senior Secured Bridge Facility, (2) any Permanent Financing, (3) intracompany indebtedness of you and your subsidiaries, (4) other indebtedness that is reasonably agreed to by you and us to remain outstanding following the Closing Date and (5) indebtedness incurred in the ordinary course of business, including, without limitation, purchase money indebtedness and equipment financings, deferred purchase price obligations, capital leases, letter of credit facilities, working capital or liquidity facilities, draft protection, hedging and cash management obligations, trade or customer financing) if such issuance, offering, placement or arrangement could reasonably be expected to materially impair the primary syndication of the Senior Secured Bridge Facility as reasonably determined by the Lead Arranger. For the avoidance of doubt, there will be no conditions (implied or otherwise) under the Facility Documentation (as defined below) to the funding of the Senior Secured Bridge Facility on the Closing Date, including, without limitation, compliance with the terms of this Commitment Letter, the Fee Letter or the Facility Documentation, other than those that are expressly stated in the Conditions Exhibit.

Notwithstanding the foregoing, it is understood and agreed that you may, on or prior to the date that is [REDACTED] business days following the date hereof, appoint additional lead arrangers and bookrunners in respect of the Senior Secured Bridge Facility (any such additional lead arranger or bookrunner, an “Additional Commitment Party”) in a manner and with economics determined by you (it being agreed that (a) you may not allocate more than [REDACTED]% of the economics in respect of the Senior Secured Bridge Facility to the Additional Commitment Parties (or their affiliates); provided that no Additional Commitment Party may receive an equivalent or greater proportion of the total economics in respect of the Senior Secured Bridge Facility than the proportion of the total economics with respect to the Senior Secured Bridge Facility received by Wells Fargo, (b) each Additional Commitment Party (or its affiliate) shall commit to provide a portion of the commitment amount of Senior Secured Bridge Facility that is equal to (or greater than) the proportion of the total economics allocated to such Additional Commitment Party (or its affiliates) in respect thereof, and (c) to the extent you appoint (or confer titles on) any Additional Commitment Party in respect of the Senior Secured Bridge Facility, the economics allocated to, and the commitment amounts of, the persons that are the Commitment Parties on the date hereof in respect of the Senior Secured Bridge Facility will be reduced (if there is more than one such Commitment Party on the date thereof, ratably as among such Commitment Parties) by the amount of the economics allocated to, and the commitment amount of, such Additional Commitment Party (or its affiliate) in respect of Senior Secured

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Bridge Facility), in each case, upon the execution and delivery by such Additional Commitment Party of customary joinder documentation reasonably acceptable to you and us and, thereafter, such Additional Commitment Party shall constitute a “Commitment Party”, an “Initial Lender” and/or a “Lead Arranger”, as applicable, under this Commitment Letter and under the Fee Letter. The commitments and other obligations hereunder of the Commitment Parties shall be several and not joint. The Commitment Parties agree that, notwithstanding its right to syndicate the Senior Secured Bridge Facility and obtain commitments with respect thereto, unless you and we otherwise agree in writing, we shall retain exclusive control over all rights with respect to the Senior Secured Bridge Facility, including all rights to consent, approve amendments to or modifications of the Purchase Agreement or any document related thereto and approval of the Facility Documentation, until the Closing Date has occurred.

You agree that Wells Fargo Securities will have “left side” designation and shall appear on the top left of any Information Materials (as defined below) and all other offering or marketing materials in respect of the Senior Secured Bridge Facility.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Facility Documentation (as defined below) or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, the only representations and warranties the making and accuracy of which shall be a condition to the availability of the Senior Secured Bridge Facility on the Closing Date shall be (A) the representations made by the Seller with respect to the Target Assets in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Purchase Agreement, or to decline to consummate the Acquisition pursuant to the Purchase Agreement, as a result of a breach of such representations in the Purchase Agreement (the “Purchase Agreement Representations”) and (B) the Specified Representations (as hereinafter defined) in all material respects; provided that any Specified Representations that are qualified by materiality shall be, as so qualified, accurate in all respects. For purposes hereof, “Specified Representations” means the representations and warranties relating to corporate existence and power of the Borrower and the Guarantors party to the Facility Documentation (as defined below) on the Closing Date, due authorization, power and authority, execution, delivery and enforceability of the Facility Documentation with respect to the Borrower and the Guarantors party to the Facility Documentation on the Closing Date, no conflicts with the charter documents of the Borrower or the Guarantors party thereto, solvency of the Borrower and its subsidiaries, taken as a whole, as of the Closing Date (after giving effect to the Transactions) (as determined in a manner consistent with the solvency certificate in the form set forth on set forth in Exhibit C), Federal Reserve margin regulations, the use of proceeds of the Senior Secured Bridge Facility not violating the U.S.A. Patriot Act, OFAC or the FCPA, the Investment Company Act, and, subject to the following proviso, the creation, validity and perfection of the security interests granted in the intended Collateral (as defined in Exhibit A); provided however that it being understood that to the extent any security interest in the intended Collateral (other than (x) any Collateral the security interest in which may be perfected by the filing of a UCC financing statement or (y) the delivery of certificates evidencing equity interests if any, of the Borrower and any wholly owned U.S. material subsidiaries of the Borrower (to the extent required by Exhibit A)) is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the provision of such perfected security interest(s) in such Collateral shall not constitute a condition precedent to the availability of the Senior Secured Credit Facility on the Closing Date but shall be required to be delivered no later than ninety (90) after the Closing Date pursuant to arrangements to be mutually agreed. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”.

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The Lead Arranger reserves the right, prior to and/or after the execution of definitive documentation for the Senior Secured Bridge Facility (the “Facility Documentation”) to syndicate all or a portion of the Initial Lender’s commitments with respect to the Senior Secured Bridge Facility to a group of banks, financial institutions and other institutional lenders (together with the Initial Lender, the “Lenders”) identified by us in consultation with you and acceptable to you with respect to both the identity of such Lender and the amount of such Lender’s commitments (such acceptance not to be unreasonably withheld or delayed). The Lead Arranger intends to commence syndication of the Senior Secured Bridge Facility promptly upon your acceptance of this Commitment Letter and the Fee Letter. You agree to actively assist, and to use your commercially reasonable efforts to cause the Seller and the Divesting Entities to actively assist, the Lead Arranger in achieving a syndication of the Senior Secured Bridge Facility that is satisfactory to the Lead Arranger and you until the earlier of (a) 30 days following the Closing Date and (b) the date that a successful syndication of the Senior Secured Bridge Facility is achieved as mutually determined by the Lead Arranger and you (such earlier date, the “Syndication Date”). Such assistance shall include your (i) providing and causing your advisors to provide the Commitment Parties and the other Lenders upon request with all information deemed reasonably necessary by the Commitment Parties to complete syndication, including, but not limited to, information and evaluations prepared by you, the Seller and your and its advisors, or on your or its behalf, relating to the Transaction (including the Projections (as hereinafter defined), the “Information”), (ii) assisting in the preparation of Information Memoranda and other materials to be used in connection with the syndication of the Senior Secured Bridge Facility (collectively with the Summary of Terms and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined), the “Information Materials”), (iii) using your reasonably best efforts to ensure that the syndication efforts of the Lead Arranger benefit materially from your existing banking relationships, and (iv) upon the reasonable request of the Lead Arranger, your using commercially reasonable efforts to obtain, promptly following the date hereof updated public corporate ratings (but no specific rating) of the Borrower and public ratings (but no specific rating) of the Senior Secured Bridge Facility, in each case after giving effect to the Transactions, from each of Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., and (v) otherwise assisting the Lead Arranger in its syndication efforts, including by making your officers and advisors and senior management of the Business (as defined in the Purchase Agreement) available from time to time to attend and make presentations regarding the business and prospects of the Borrower after giving effect to the Transactions, as appropriate, at one or more meetings of prospective Lenders. Notwithstanding our right to syndicate the Senior Secured Bridge Facility or anything to the contrary contained in this Commitment Letter, the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, (x) none of the obtaining of the public ratings referenced above or the compliance with any of the other provisions in this paragraph, including in any of clauses (i) through (v) above, shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date and (y) absent any prospective Lender becoming an Additional Commitment Party hereunder as contemplated herein, no Commitment Party shall be relieved, released or novated from any portion of its obligations or commitments hereunder (including its obligation to fund the Senior Secured Bridge Facility) in connection with the syndication, assignment, participation or other transfer of the Senior Secured Bridge Facility until after the funding of the Senior Secured Bridge Facility on the Closing Date and no such syndication, assignment, participation or other transfer shall become effective with respect to all or any portion of the Commitment Party’s commitments in respect of the Senior Secured Bridge Facility until after the initial funding of the Senior Secured Bridge Facility on the Closing Date shall have occurred.

It is understood and agreed that the Lead Arranger will manage and control all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders; provided that the determinations as to the timing of all offers to prospective Lenders, the selection of Lenders, any title of agent or similar designations or roles awarded to any Lender, the acceptance and final allocation of commitments and the amounts offered and the compensation provided to

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each Lender from the amounts to be paid to the Lead Arranger pursuant to the terms of this Commitment Letter and the Fee Letter shall be made jointly by the Lead Arranger and the Borrower in accordance with the syndication plan for the Senior Secured Bridge Facility agreed to by the Lead Arranger and the Borrower prior to the date hereof, as it may be amended after the date hereof as agreed by the Lead Arranger and the Borrower. It is understood that no Lender participating in the Senior Secured Bridge Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein, in the Fee Letter and in the Summary of Terms. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of the Commitment Parties.

You represent, warrant and covenant (to your knowledge with respect to any information or projections related to or provided by the Seller or the Divesting Entities or any of their respective subsidiaries or representatives (or on their behalf)) that (a) all financial projections concerning the Borrower, the Target Assets and your subsidiaries that have been or are hereafter made available to any Commitment Party or any Lender by you or any of your representatives (or on your or their behalf) (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time such Projections are prepared (it being understood that the Projections (i) are as to future events and are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and (ii) are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that any particular Projections will be realized and variances from the Projections may be material) and (b) all written Information (other than Projections and other than information of a general economic, forward-looking or industry-specific nature), which has been or is hereafter made available to any Commitment Party or any Lender by you or any of your representatives (or, at your direction, on your or their behalf) or by the Seller or the Divesting Entities or any of their respective subsidiaries or representatives (or on their behalf) in connection with any aspect of the Transaction, as and when furnished (when taken as a whole and after giving effect to all supplements and updates thereto and taking into account the Borrower’s public filings with the Securities and Exchange Commission), is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements are made. You agree to furnish us with further and supplemental information from time to time until the later of the Closing Date and the Syndication Date so that the representation, warranty and covenant in the immediately preceding sentence are correct on the Closing Date and on the Syndication Date as if the Information were being furnished, and such representation, warranty and covenant were being made, on such date. In issuing this commitment and in arranging and syndicating the Senior Secured Bridge Facility, the Commitment Parties are and will be using and relying on the Information without independent verification thereof. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, none of the making of any representation under this paragraph, the provision or any supplement thereto, or the accuracy of any such representation or supplement shall constitute a condition precedent to the availability and/or initial funding of the Senior Secured Bridge Facility on the Closing Date.

You acknowledge that (a) the Commitment Parties on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks, SyndTrak or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Relevant Entities, their respective affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

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Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.

You agree that the Commitment Parties on your behalf may distribute the following documents to all prospective Lenders, unless you advise us in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to Senior Secured Bridge Facility’s terms and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of definitive documents with respect to the Senior Secured Bridge Facility. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then we will not distribute such materials to Public Lenders without further discussions with you.

By executing this Commitment Letter, you agree to reimburse the Commitment Parties from time to time within 10 days of written demand therefor, for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable and documented fees, disbursements and other charges of Davis Polk & Wardwell LLP, as counsel to the Lead Arranger and the Administrative Agent, and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all the Commitment Parties and their affiliates, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Commitment Party affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel for the affected Commitment Parties similarly situated (and, if necessary, one additional firm of local counsel in each appropriate jurisdiction)) but excluding any allocated costs of in-house or internal counsel and excluding any and all legal fees, charges and expenses incurred by or on behalf of any other Lead Arranger, any other Lender or any other person that is or becomes a party to the Commitment Letter or the Facility Documentation) and (b) due diligence expenses) incurred in connection with the Senior Secured Bridge Facility, the syndication thereof and the preparation of the definitive documentation therefor, and with any other aspect of the Transaction and any similar transaction and any of the other transactions contemplated thereby; provided that in the event the such fees and expenses reimbursable by you exceed $650,000 in the aggregate, we agree to promptly provide written notice of such event and for any subsequent increase in excess of $100,000 at a time (it being understood that failure to give any such notice shall not effect your indemnity obligations under this paragraph). You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

You agree to indemnify and hold harmless each Commitment Party, each Lead Arranger, each Lender and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, the reasonable and documented fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection

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with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction and any of the other transactions contemplated thereby or (b) the Senior Secured Bridge Facility, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense (x) is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct or (y) arises out of or is in connection with any claim, litigation, loss or proceeding not involving an act or omission of you or any of your related parties and that is brought by an Indemnified Party against another Indemnified Party (other than any action, suit, proceeding (including an investigation or inquiry) or claim against any Indemnified Person in its capacity or in fulfilling its role as the Administrative Agent, the Arranger or other titled role under the Senior Secured Bridge Facility). In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. Each party hereto also agree that no Indemnified Party or the Borrower shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the other party, any Indemnified Party, their subsidiaries or affiliates or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s or Borrower’s gross negligence or willful misconduct. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

This (i) Commitment Letter and (ii) that certain arranger fee letter among you, and the Commitment Parties of even date herewith (as may be amended, restated, supplemented or otherwise modified from time to time, the “Fee Letter”) and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof to your officers, directors, employees, members, partners, stockholders, accountants, attorneys, tax advisors and other professional advisors retained by you in connection with the Transaction or as otherwise required by law, in each case, on a confidential and need-to-know basis, may not be disclosed by you in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms) and the Fee Letter (so long as the Fee Letter is redacted in respect of the amounts, percentages and basis points of compensation set forth therein) (i) after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges or otherwise upon request or demand by such regulatory authorities and stock exchanges, (ii) in connection with the exercise of your right to appoint additional agents, co-agents, arrangers, bookrunners or managers in accordance with this Commitment Letter, (iii) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and/or the Fee Letter, (iv) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process and (v) to the Seller and its officers, directors, accountants, attorneys, tax advisors and other professional advisors it has retained in connection with the Transaction, in each case, on a confidential and need-to-know basis (in which case the Borrower agrees to inform the applicable Commitment Party promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation) (it being understood and agreed, that the Fee Letter may be shared on an unredacted

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basis for purposes of foregoing clauses (ii), (iii) and (iv)). Wells Fargo hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Commitment Parties, as applicable, to identify you in accordance with the Act. For the avoidance of doubt, nothing in this Commitment Letter prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person.

Each Commitment Party shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this letter agreement and otherwise in connection with the Transaction and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the applicable Commitment Party agrees to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over any Commitment Party or any of their respective affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by such Commitment Party, (iv) to any Commitment Party’s respective affiliates, and their and such affiliates’ respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (v) for purposes of establishing a “due diligence” defense, (vi) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and/or the Fee Letter, (vii) to the extent that such information is or was received by any Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, (viii) to the extent that such information is independently developed by any Commitment Party or (ix) to potential Lenders, participants assignees or potential counterparties to any swap or derivative transaction relating to the Borrower or any of its subsidiaries or any of their respective obligations, in each case, who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and the Commitment Parties, including as may be agreed in any confidential information memorandum or other marketing material). Other than with respect to the Fee Letter, this paragraph and the immediately preceding paragraph shall terminate on the first anniversary of the date hereof (or, in the case of confidential information with respect to the Seller or the Divesting Entities, shall terminate on the second anniversary of the date hereof).

You acknowledge that Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. Each Commitment Party agrees that it will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you, the Seller, the Target Assets and your and their respective affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that each Commitment Party is permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you, Holdings, the Seller, the Target Assets or any of your or its respective affiliates that is or may come into the possession of such Commitment Party or any of such affiliates.

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In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree that: (a) (i) the arranging and other services described herein regarding the Senior Secured Bridge Facility are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) each Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) no Commitment Party has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and no Commitment Party has any obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against any Commitment Party with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

This Commitment Letter (including the Summary of Terms) and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

Each of you, and each Commitment Party hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Summary of Terms), the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of any Commitment Party in the negotiation, performance or enforcement hereof. Each Commitment Party and you hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter (including the Summary of Terms), the Fee Letter and the transactions contemplated hereby and thereby and irrevocably agree that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Nothing in this Commitment Letter, the Summary of Terms or the Fee Letter shall affect any right that any Commitment Party or any affiliate thereof may otherwise have to bring any claim, action or proceeding relating to this Commitment Letter (including the Summary of Terms), the Fee Letter and/or the transactions contemplated hereby and thereby in any court of competent jurisdiction to the extent necessary or required as a matter of law to assert such claim, action or proceeding against any assets of the Borrower or any of its subsidiaries or enforce any judgment arising out of any such claim, action or proceeding. Each Commitment Party and you agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each Commitment Party and you waive, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment. The commitments and undertakings of the Commitment Parties may be terminated by us if you fail to perform your obligations under this Commitment Letter or the Fee Letter on a timely basis.

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The provisions of the immediately preceding nine paragraphs (other than any provision that expressly terminates upon execution of the Facility Documentation) shall remain in full force and effect regardless of whether any definitive documentation for the Senior Secured Bridge Facility shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of any Commitment Party hereunder.

This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page of this Commitment Letter and the Fee Letter by facsimile transmission or electronic transmission (in .pdf format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter may be in the form of an Electronic Record (as defined herein) and may be executed using Electronic Signatures (as defined herein) (including, without limitation, facsimile and .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by us of a manually signed paper communication which has been converted into electronic form (such as scanned into ..pdf format), or an electronically signed communication converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, no Commitment Party is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Commitment Party pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent a Commitment Party has agreed to accept such Electronic Signature, such Commitment Party shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower without further verification and (b) upon the request of Wells Fargo, any Electronic Signature shall be promptly followed by a manually executed, original counterpart. “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

This Commitment Letter (including the Summary of Terms) and the Fee Letter embody the entire agreement and understanding among the Commitment Parties, you, and your affiliates with respect to the Senior Secured Bridge Facility and supersedes all prior agreements and understandings relating to the specific matters hereof. No party has been authorized by any Commitment Party to make any oral or written statements that are inconsistent with this Commitment Letter.

This Commitment Letter is not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties. This Commitment Letter (including the Summary of Terms) may not be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto, and any term or provision hereof may be amended or waived only by a written agreement executed and delivered by all parties hereto.

This Commitment Letter and all commitments and undertakings of the Commitment Parties hereunder will expire at 5:00 p.m. (New York City time) on February 11, 2026 unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission), whereupon this Commitment Letter (including the Summary of Terms) and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, all commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (x) the date that is five business days following the Second Extended End Date (as defined in the Purchase Agreement as in effect on the date hereof), (y) the termination of the Purchase Agreement in accordance with its terms in the event the Acquisition is not consummated and (z) the consummation of the Acquisition without the funding or availability, as applicable, of the Senior Secured Bridge Facility.

10

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

11

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

WELLS FARGO SECURITIES, LLC

By:	/s/ Kevin Sanders
Name: Kevin Sanders
Title: Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Greg Cohn
Name: Greg Cohn
Title: Executive Director

[Signature Page to Project Rioja Bridge Commitment Letter]

ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN: SITIME CORPORATION

By:	/s/ Elizabeth A. Howe
Name: Elizabeth A. Howe
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Project Rioja Bridge Commitment Letter]

EXHIBIT A

$900 MILLION SENIOR SECURED 364-DAY BRIDGE LOAN FACILITY

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS1

BORROWER:	SiTime Corporation, a Delaware corporation (the “Borrower”).

AGENT:	Wells Fargo Bank, National Association, acting through one or more of its branches or affiliates, will act as sole administrative and sole collateral agent (in such capacity, the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders reasonably acceptable to the Borrower (the “Lenders”), and will perform the duties customarily associated with such roles.

LEAD ARRANGER:	Wells Fargo Securities, LLC will act as the sole lead arranger and sole bookrunner for the Senior Secured Bridge Facility and will perform the duties customarily associated with such roles.

SENIOR SECURED BRIDGE FACILITY:	A 364-day senior secured bridge loan facility in an aggregate principal amount of $900 million (the “Senior Secured Bridge Facility” and the loans thereunder, the “Senior Secured Bridge Facility Loans”); less the amount of any applicable reduction to the commitments under the Senior Secured Bridge Facility as set forth under the “Mandatory Prepayments and Commitment Reductions” section below.

PURPOSE:	The proceeds of the Senior Secured Bridge Facility will be used by the Borrower, on the Closing Date, together with any proceeds of the Permanent Financing, (a) to finance the Acquisition and (b) to pay fees and expenses in connection with the Transactions.

AVAILABILITY:	The amount to be drawn under the Senior Secured Bridge Facility must be drawn in a single drawing on the Closing Date in U.S. Dollars. Amounts borrowed under the Senior Secured Bridge Facility that are repaid or prepaid may not be reborrowed.

INTEREST RATES AND FEES:	As set forth on Annex I HERETO.

DEFAULT RATE:	The applicable interest rate plus 2.00% per annum payable on overdue amounts only.

[1]

All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof for purposes of this Exhibit A shall be determined by reference to the context in which it is used.

FINAL MATURITY AND AMORTIZATION OF SENIOR SECURED BRIDGE LOANS:	THE SENIOR SECURED BRIDGE FACILITY WILL MATURE AND BE PAYABLE IN FULL ON THE DATE THAT IS 364 DAYS AFTER THE CLOSING DATE (THE “SENIOR SECURED BRIDGE LOANS MATURITY DATE”).

The Senior Secured Bridge Facility will not be subject to interim amortization.

GUARANTEES:	Each existing and subsequently acquired or organized direct and indirect domestic subsidiary of the Borrower (subject to customary collateral and guarantee requirements to be mutually agreed consistent with the Documentation Principles) (each, a “Guarantor”) shall unconditionally guarantee (each, a “Guarantee”) all of the Borrower’s obligations under the Senior Secured Bridge Facility, subject to such exceptions and materiality thresholds to be mutually agreed consistent with the Documentation Principles (as defined below); provided the Guarantors shall exclude (i) any subsidiary that owns no material assets other than the equity interests (and/or indebtedness) of one or more non-U.S. subsidiaries of the Borrower that are “controlled foreign corporations” within the meaning of Section 957(a) of the Internal Revenue Code of 1986, as amended, and/or one or more FSHCOs (a “FSHCO”), (ii) any domestic subsidiary of a foreign subsidiary and (iii) any domestic subsidiary that has assets or generates revenue less than 5% of the total consolidated assets or consolidated revenues, respectively, of Borrower and its subsidiaries (an “Immaterial Subsidiary”); provided that the assets of revenues of all Immaterial Subsidiaries shall not exceed 10% of total consolidated assets or consolidated revenues, in each case, of the Borrower and its subsidiaries. The Borrower and the Guarantors are herein referred to collectively, as the “Loan Parties” and, individually, as a “Loan Party”.

SECURITY:	Subject to the Bank Documentation Principles and subject in all respects to the Certain Funds Provision, all obligations of the Borrower under the Senior Secured Bridge Facility and of the Guarantors under the guarantees, will be secured by a perfected first priority security interest in substantially all of the tangible and intangible assets of the Loan Parties (including, without limitation, intellectual property, equipment and capital stock of the Borrower’s and the Guarantor’s respective direct wholly-owned subsidiaries (which pledge, in the case of any subsidiary that is a foreign subsidiary or a FSHCO, shall be limited to 65% of the voting capital stock and 100% of any non-voting capital stock of such subsidiary)) (collectively, the “Collateral”), subject to permitted liens and to certain customary exceptions to be mutually agreed; provided that (i) the Collateral shall not include any Excluded Assets (the definition of which shall be customary and is to be mutually agreed), (ii) no control agreements shall be required with respect to any bank accounts or securities accounts, (iii) no mortgage, landlord waiver or collateral access agreement will be required and (iv) no document governed by non-U.S. law or perfection action outside the United States will be required.

MANDATORY PREPAYMENTS AND COMMITMENT REDUCTIONS:	(a) On or prior to the Closing Date, the aggregate commitments in respect of the Senior Secured Bridge Facility shall be automatically permanently reduced with net cash proceeds received by the Borrower or its subsidiaries (or, to the extent such net cash proceeds are deposited in escrow, the conditions precedent to release such net cash proceeds from escrow are at least as favorable as the conditions set forth in clause 1, clause 7(ii) and clause 8 of the Conditions Exhibit or, if earlier, the date such funds are released from escrow) set forth in clauses (i) through (iii) below and (b) after the funding of the Senior Secured Bridge Facility on the Closing Date and prior to the Secured Bridge Loans Maturity Date, the Borrower will be required to prepay the Senior Secured Bridge Loans at 100% of the outstanding principal amount thereof plus accrued and unpaid interest, in each case with net cash proceeds received by the Borrower or its subsidiaries set forth in clauses (i) through (iii) below:

(i) 100% of the net cash proceeds of all non-ordinary course asset sales, casualty events, or other dispositions of property by the Borrower and its subsidiaries (with exceptions for sales of inventory, ordinary course dispositions, dispositions of obsolete or worn-out property and property no longer useful in the business, intercompany transactions among the Borrower and any of its subsidiaries, amounts required to be applied to any secured indebtedness of the Loan Parties, prior to the Closing Date, non-ordinary course asset sales, or other dispositions of property (including casualty events) the net cash proceeds of which do not exceed $50,000,000 in aggregate and other exceptions to be set forth in the Facility Documentation consistent with the Documentation Principles); provided that, such net cash proceeds shall not be required to be applied to reduce the aggregate commitments in respect of the Senior Secured Bridge Facility to the extent they are reinvested in the Borrower’s or any of its subsidiaries’ business within 6 months following receipt thereof (or, if committed to be reinvested pursuant to a binding agreement entered into within such 6-month period, to the extent reinvested within 3 months following the end of such 6-month period);

(ii) 100% of the net cash proceeds received from (A) any Permanent Financing or (B) any other debt-linked securities or other third-party debt financing (other than indebtedness that is reasonably agreed to by the Lead Arranger and other indebtedness incurred in the ordinary course of business, including, without limitation, purchase money indebtedness and equipment financings, deferred purchase price obligations, capital leases, letter of credit facilities, working capital or liquidity facilities, draft protection, hedging and cash management obligations, trade or customer financing, subject to other exceptions to be mutually agreed); and

(iii) 100% of the net cash proceeds received from public issuances of equity securities or equity-linked securities of the Borrower (other than (A) at-the-market offerings under its sales agreement with Stifel or any replacement ATM facility thereof, (B) issuances of securities pursuant to any employee equity compensation plan or agreement or other employee equity compensation arrangement, any employee benefit plan or agreement or other employee benefit arrangement or any nonemployee director equity compensation plan or agreement or other non-employee director equity compensation arrangement or pursuant to the exercise or vesting of any employee or director stock options, restricted stock or restricted stock units, warrants or other equity awards, (C) the issuance of common stock, options, warrants, restricted stock units and/or other equity interests of the Borrower to officers, directors or employees of the Borrower or any subsidiaries thereof pursuant to equity incentive plans of Borrower or (D) pursuant to dividend reinvestment programs) subject to exceptions to be mutually agreed; provided that any such equity securities or equity-linked securities issued to fund an increase in the purchase price as set forth in clause 1 of the Conditions Exhibits shall be excluded for purpose of any commitment reduction.

The Borrower shall provide the Agent with prompt written notice of any prepayment or commitment reduction hereunder. Any required commitment reduction on or prior to the Closing Date resulting from any of the foregoing shall be effective: on the earlier of the (x) date of receipt by the Borrower or any of its subsidiaries of such net cash proceeds (or, to the extent such net cash proceeds are deposited in escrow, only to the extent the conditions precedent to release such net cash proceeds from escrow are at least as favorable the conditions set forth in clause 1, clause 7(ii) and clause 8 of the Conditions Exhibit or, if earlier, the date such funds are released from escrow) and (y) in the case of clauses (ii) and (iii), the date that definitive documentation for such financing is entered into (but only to the extent the conditions precedent to receive proceeds from such financing are solely the conditions set forth in clause 1, clause 7(ii) and clause 8 of the Conditions Exhibit).

In addition, upon any change of control (to be defined in the Facility Documentation), the Borrower will be required to prepay the entire principal amount of the Senior Secured Bridge Loans (plus any accrued and unpaid interest) at par.

VOLUNTARY PREPAYMENTS:	Voluntary prepayments of Senior Secured Bridge Loans and voluntary reduction of commitments under the Senior Secured Bridge Facility will be permitted at any time, in minimum principal amounts to be mutually agreed upon, subject to customary notice requirements and without premium or penalty (subject to customary reimbursement of the Lenders’ redeployment costs (other than lost profits) in the case of a prepayment of Term SOFR borrowings other than on the last day of the relevant interest period). Voluntary prepayments of the Senior Secured Bridge Loans may not be re-borrowed.

DOCUMENTATION:	The definitive documentation for the Senior Secured Bridge Facility (the “Facility Documentation”) will contain the terms and conditions set forth in this Exhibit A and, to the extent not covered by this Exhibit A, will be based on a precent to be mutually agreed by the Borrower and the Lead Arranger (the “Documentation Precedent”) with changes and modifications to be mutually agreed that give due regard to (a) the operational and strategic requirements of the Borrower and its subsidiaries in light of their size, capital structure, industries, businesses, business practices, jurisdiction of incorporation and related currency and other provisions, (b) to the extent applicable, modifications to reflect the structure and consummation of the Transactions and the nature of the Senior Secured Bridge Facility as a “bridge term loan facility”, (c) be subject to materiality qualifications and other exceptions that give effect to and/or permit the transactions contemplated hereunder and (d) other changes to be mutually agreed (collectively for purposes of this Exhibit A, the “Documentation Principles”). The Facility Documentation will be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date. The Facility Documentation will be subject in all respects to the Certain Funds Provision.

For the avoidance of doubt, the Facility Documentation shall also contain the Agent’s customary agency and operational provisions, to the extent such requirements have been generally required by the Agent in documenting other credit facilities similar to the Senior Secured Bridge Facility and shall, to the extent applicable, include customary provisions pertaining to outbound investment rules.

REPRESENTATIONS AND WARRANTIES:	Subject to the Documentation Principles, consisting solely of the following representations and warranties (and, for the avoidance of doubt, to include the Specified Representations, it being acknowledged and agreed that all the representations and warranties will be made on the Closing Date (after giving effect to the Transactions) but only the making of and accuracy of the Specified Representations and the Purchase Agreement Representations shall be a condition to the availability of the Senior Secured Bridge Facility on the Closing Date): (i) legal existence, qualification and power; (ii) due authorization, execution, delivery and enforceability, (iii) no contravention of law, contracts or organizational documents; (iv) governmental and third party approvals and consents; (v) accuracy and completeness of specified financial statements and other information and no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect (to be defined in a customary manner); (vi) no material litigation; (vii) no default; (viii) ownership of property; (ix) insurance matters; (x) environmental matters; (xi) tax matters; (xii) ERISA compliance; (xiii) identification of subsidiaries, equity interests and Loan Parties; (xiv) use of proceeds and not engaging in business of purchasing/carrying margin stock; (xv) status under Investment Company Act; (xvi) accuracy of disclosure, including accuracy in all respects of the Beneficial Ownership Certification; (xvii) compliance with laws; (xviii) intellectual property; (xix) solvency; (xx) collateral documents; (xxi) labor matters; (xxii) Patriot Act; (xxiii) Sanctions; and (xiv) anti-corruption laws.

CONDITIONS PRECEDENT TO SENIOR SECURED BRIDGE LOANS:	The borrowing under the Senior Secured Bridge Facility on the Closing Date will be subject solely to the satisfaction or waiver of the conditions precedent expressly set forth in Exhibit B to the Commitment Letter.

AFFIRMATIVE COVENANTS:	Subject to the Documentation Principles, consisting solely of the following covenants: delivery of financial statements, certificates and other information; notices; preservation of existence; reporting; payment of taxes and other obligations; insurance; maintenance of properties; compliance with laws and regulations (including environmental laws and regulations); designation of subsidiaries; covenant to guarantee and provide security; books and records; inspection rights; compliance with ERISA; further assurances and additional guarantors; compliance with Patriot Act, Sanctions and anti-corruption laws and use of proceeds.

NEGATIVE COVENANTS:	Subject to the Documentation Principles, consisting solely of the following covenants: liens; fundamental changes; use of proceeds; indebtedness; dispositions; sale and leaseback-transactions; conduct of business; payments and modifications of subordinated indebtedness; fiscal year; restricted payments; restricted debt payments; investments; restrictive agreements; use of proceeds; and transactions with affiliates.

Financial Covenant:	None.

EVENTS OF DEFAULT:	Subject to the Documentation Principles, consisting solely of the following: (i) nonpayment of principal, interest, fees or other amounts; (ii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after such failure; (iii) any representation or warranty proving to have been materially incorrect when made or confirmed (or, if qualified by materiality, incorrect in any respect); (iv) cross-default to other material indebtedness in an amount to be agreed; (v) BANKRUPTCY AND INSOLVENCY DEFAULTS (WITH GRACE PERIOD FOR INVOLUNTARY PROCEEDINGS); (VI) INABILITY TO

pay debts; (vii) material monetary judgment defaults in an amount to be agreed; (viii) customary ERISA defaults; (ix) actual or asserted (in writing) invalidity or impairment of any loan documentation; or (x) change of control.

VOTING:	Usual and customary for a facility of this type, subject to the Documentation Principles.

COST AND YIELD PROTECTION:	Usual and customary for a facility of this type, subject to the Documentation Principles.

ASSIGNMENTS AND PARTICIPATIONS OF SENIOR SECURED BRIDGE LOANS:	Subject to the Documentation Principles, the Lenders may assign all or, in an amount of not less than $5 million, any part of, their respective Senior Secured Bridge Loans of the Senior Secured Bridge Facility to one or more persons which are reasonably acceptable to (a) the Agent and (b) except, when a payment or bankruptcy event of default has occurred and is continuing, the Borrower, each such consent not to be unreasonably withheld or delayed; PROVIDED that assignments made to a Lender, an affiliate or approved fund (to be defined consistent with the Documentation Principles) thereof will not be subject to the above consent requirements. The Borrower’s consent shall be deemed to have been given if the Borrower has not responded within ten business days of an assignment request. Upon such assignment, such affiliate, bank, financial institution or entity will become a Lender for all purposes under the Facility Documentation. A $3,500 processing fee payable by the assignor and assignee will be required in connection with any such assignment, with exceptions to be agreed. The Lenders will also have the right to sell participations without restriction (other than to natural persons), subject to customary limitations on voting rights and the Documentation Principles, in their respective shares of the Senior Secured Bridge Facility.

EXPENSES AND INDEMNIFICATION:	Usual and customary for a facility of this type, subject to the Documentation Principles (and in no case less favorable to the Borrower than the corresponding provisions set forth in the Commitment Letter).

GOVERNING LAW AND FORUM:	New York.

COUNSEL TO THE AGENT:	Davis Polk & Wardwell LLP.

ANNEX I to

EXHIBIT A

PRICING APPLICABLE TO SENIOR SECURED BRIDGE LOANS

INTEREST RATES:	The Senior Secured Bridge Loans shall accrue interest, at the option of the Borrower, at a rate per annum equal to Term SOFR (as defined below), plus [REDACTED] basis points or Base Rate (as defined below), plus [REDACTED] basis points (the “Initial Margin”). The Initial Margin will increase by (I) an additional [REDACTED] basis points on the date that is [REDACTED] day after the Closing Date, (II) an additional [REDACTED] basis points on the date that is [REDACTED] day after the Closing Date and (III) AN ADDITIONAL [REDACTED] BASIS POINTS ON THE DATE THAT IS [REDACTED] DAY AFTER THE CLOSING DATE.

The Borrower may elect interest periods of one, three or six months for Term SOFR borrowings.

Calculation of interest shall be on the basis of the actual number of days elapsed over a 360-day year (or 365- or 366-day year, as the case may be, in the case of Base Rate loans based on the prime rate) and interest shall be payable at the end of each interest period but no less frequently than quarterly, and on the Senior Secured Bridge Loans Maturity Date.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the prime commercial lending rate of the Agent, as established from time to time at its principal U.S. office (which such rate is an index or base rate and will not necessarily be its lowest or best rate charged to its customers or other banks) and (c) the one month Term SOFR plus 1.00%; subject to the interest rate floors set forth therein; provided, that, if the Base Rate shall be less than 1.00%, such rate shall be deemed to be 1.00%.

“CME” means CME Group Benchmark Administration Limited.

“SOFR” means the Secured Overnight Financing Rate as determined by the Federal Reserve Bank of New York (or a successor administration).

“Term SOFR” means,

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided, that, if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and

A-I-1

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided, that, if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; provided, that, if Term SOFR determined in accordance with either of the foregoing clause (a) or clause (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed zero.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time).

“Term SOFR Loan” means a loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

DURATION FEES:	Duration Fees in amounts equal to the percentage, as determined in accordance with the grid below, of the principal amount of the Senior Secured Bridge Loan of each Lender outstanding at the close of business, New York City time, on each date set forth in the grid below, business, New York City time, on each date set forth in the grid below, payable to the Lenders on each such date:

Duration Fees

[REDACTED] days after the Closing Date	[REDACTED] days after the Closing Date	[REDACTED] days after the Closing Date

[REDACTED]%	[REDACTED]%	[REDACTED]%

A-2

EXHIBIT B

$900 MILLION SENIOR SECURED BRIDGE LOAN FACILITY

SUMMARY OF CONDITIONS PRECEDENT2

This Summary of Conditions Precedent outlines the conditions precedent to the Senior Secured Bridge Facility referred to in the Commitment Letter, of which this Exhibit B is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

The initial availability and borrowings, as applicable, under the Senior Secured Bridge Facility shall be subject solely to the satisfaction (or waiver by the Lead Arranger(s)) of the following conditions (subject in all respects to the Certain Funds Provision):

1.

The Acquisition shall have been consummated or shall be consummated substantially simultaneously with the initial borrowing under the Senior Secured Bridge Facility in accordance in all material respects with the terms of the Purchase Agreement (after giving effect to any modifications, amendments, consents or waivers thereto, other than those modifications, amendments, consents or waivers by Buyer that are materially adverse to the interests of the Lenders or the Lead Arranger(s), in their respective capacities as such, when taken as a whole, unless consented to in writing by the Lead Arranger(s) (such consent not to be unreasonably withheld, delayed or conditioned)); provided that (i) a reduction in the consideration payable under the Purchase Agreement of less than 10% shall not be deemed to be materially adverse to the interests of the Lenders and the Lead Arranger(s) so long as such reduction is applied 100% to reduce the Senior Secured Bridge Facility, (ii) an increase in such purchase price or consideration amount shall not be deemed to be materially adverse to the Lenders and the Lead Arranger(s) if such increase is funded by common equity, preferred equity (with terms reasonably acceptable to the Lead Arranger(s)) or cash on hand of the Borrower and its subsidiaries; provided in the cases of clause (i) and (ii) that no purchase price, working capital or similar adjustment provisions set forth in the Purchase Agreement shall constitute a reduction or increase in the purchase price or consideration, and (iii) any change to the definition of “Material Adverse Effect” contained in the Purchase Agreement shall be deemed to be materially adverse to the Lenders and the Lead Arranger(s).

2.

Subject to the Certain Funds Provision, (i) the execution and delivery of the Facility Documentation by each Loan Party, substantially consistent with the terms and conditions set forth herein, in Exhibit A and in the Fee Letter, (ii) the Agent and Lead Arranger(s) shall have received customary legal opinions with respect to the Senior Secured Bridge Facility with respect to the Loan Parties, customary organizational documents of each Loan Party, customary evidence of authorization with respect to each Loan Party, customary officer’s certificates of each Loan Party (provided that such certificate shall not include any representations or statement as to the absence (or existence) of any

[2]

All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit B is attached, including Exhibit A thereto. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit B shall be determined by reference to the context in which it is used.

default or event of default under the Facility Documentation or a bring-down of representations and warranties (other than any Specified Representation)) and good standing certificates with respect to each Loan Party (to the extent such concept exists in the applicable jurisdiction) in the jurisdiction of organization of such Loan Party, (iii) a solvency certificate substantially in the form of Exhibit C to the Commitment Letter, (iv) a customary borrowing notice with respect to the initial borrowings under the Senior Secured Bridge Facility and (v) all documents and instruments required to create and perfect the Agent’s security interest in the Collateral under the Senior Secured Bridge Facility, which shall be, if applicable, in proper form for filing.

3.

The Commitment Parties shall have received (a) with respect to the Target Assets: (A) 2025 and 2024 Audited Financial Statements (as defined in the Purchase Agreement); (B) any Subsequent Unaudited Financial Statements (as defined in the Purchase Agreement) for any fiscal quarter ending 45 days prior to the Closing Date (other than the fourth fiscal quarter), and (C) 2026 Audited Financial Statements (as defined in the Purchase Agreement) if the Closing Date occurs more than 60 days after December 31, 2026; (b) with respect to the Borrower: (A) audited consolidated balance sheets and the related audited consolidated statements of comprehensive income, cash flows and shareholders’ equity of the Borrower for each of the most recent three fiscal years ending at least 60 days prior to the Closing Date, (B) unaudited consolidated condensed balance sheets and the related unaudited condensed consolidated statements of comprehensive income, cash flows and shareholders’ equity of the Borrower for each fiscal quarter (other than the fourth fiscal quarter) ended since the date of the Borrower’s most recent audited balance sheet delivered pursuant to clause (b)(A) above and at least 40 days prior to the Closing Date, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year and (c) (A) a pro forma condensed balance sheet of the Borrower and its consolidated subsidiaries as of the end of the most recent fiscal quarter for which a consolidated income statement of the Borrower is provided pursuant to clause (b) and (B) related pro forma condensed income statements of the Borrower for (i) the most recently ended fiscal year for which audited financials have been provided pursuant to clause (b)(A) and (ii) to the extent not provided pursuant to subclause (B), for the year-to-date period ended as of the end of the most recent fiscal quarter for which a consolidated income statement of the Borrower is provided pursuant to clause (b), in each case after giving effect to the Transactions and any other recent, probable or pending acquisition to the extent the inclusion therein of such other acquisition would be required under Regulation S-X pursuant to the significance tests thereunder, in each case, solely as would be required by Rule 3-05 and Article 11 of Regulation S-X under the Securities Act in a Current Report on Form 8-K. The Commitment Parties hereby acknowledge (i) receipt of the financial statements referred to in clause (b) for the fiscal periods ended (1) December 31, 2022, December 31, 2023 and December 31, 2024, and (2) March 31, 2025, June 30, 2025 and September 30, 2025, and (ii) that any subsequent financial statements of the Borrower that have been made available on the Securities and Exchange Commission’s EDGAR website shall be deemed to have been received by the Commitment Parties.

4.

The Agent shall have received, at least three Business Days (as defined in the Purchase Agreement in effect on the date hereof) prior to the Closing Date, all documentation and other information about the Loan Parties required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, (a) the PATRIOT Act, and (b) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in respect of the Borrower, in each case, that has been reasonably requested in writing by the Lenders at least 10 Business Days (as defined in the Purchase Agreement in effect on the date hereof) prior to the Closing Date provided that, in the case of clause (b), the Agent shall have provided the Borrower a list of each Lender requesting such information and its electronic delivery requirements at least five business days prior to the Closing Date. “Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation (as defined below), which certification shall be substantially similar in substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers included as Appendix A to the Beneficial Ownership Regulation. “Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

5.

(a) The Investment Banks shall have received a customary preliminary prospectus or offering memorandum or preliminary private placement memorandum for the Permanent Financing containing all customary information (other than the “description of notes,” “plan of distribution” and any other information customarily provided by the Investment Banks or their counsel) for use in a customary road show relating to the issuance of the Convertible Notes and any other Permanent Financing in the form of debt securities (collectively, the “Notes”), including the audited and unaudited financial statements required by Section 3 above (which, in the case of the unaudited financial statements, shall be reviewed by the independent accountants for the Borrower or the Seller, as applicable, as provided in Statement on Auditing Standards No. 100), the pro forma financial statements required by Section 3 above and all other data that would be necessary for the Investment Banks to receive customary “comfort” (including “negative assurance” comfort) (the “Required Information”), and (b) the Investment Banks shall be afforded a marketing period following the receipt of the Required Information to seek to offer and sell or, if applicable, privately place the Notes of 15 consecutive Business Days (as defined in the Purchase Agreement in effect on the date hereof) (the “Marketing Period”); provided that:

(i)	April 2 and April 3, 2026 shall not constitute Business Days for purposes of such Marketing Period (provided, however, that such exclusion shall not restart the Marketing Period);

(ii)	May 21, 2026 through May 26, 2026 shall not constitute Business Days for purposes of such Marketing Period (provided, however, that such exclusion shall not restart the Marketing Period);

(iii)	June 18 and June 19, 2026 shall not constitute Business Days for purposes of such Marketing Period (provided, however, that such exclusion shall not restart the Marketing Period);

(iv)	July 1, 2026 through July 3, 2026 shall not constitute Business Days for purposes of such Marketing Period (provided, however, that such exclusion shall not restart such period);

(v)	if the Marketing Period has not been completed on or prior to August 19, 2026, such Marketing Period shall not commence until September 8, 2026;

(vi)	November 26 and November 27, 2026 shall not constitute Business Days for purposes of such Marketing Period (provided, however, that such exclusion shall not restart such period);

(vii)	if such Marketing Period has not been completed on or prior to December 18, 2026, such Marketing Period shall not commence until January 4, 2027;

(viii)	January 15 and January 18, 2027 shall not constitute Business Days for purposes of such Marketing Period (provided, however, that such exclusion shall not restart such period);

(ix)	February 12 and February 15, 2027 shall not constitute Business Days for purposes of such Marketing Period (provided, however, that such exclusion shall not restart such period);

(x)	March 25 and March 26, 2027 shall not constitute Business Days for purposes of such Marketing Period (provided, however, that such exclusion shall not restart such period);

(xi)	May 27, 2027 through June 1, 2027 shall not constitute Business Days for purposes of such Marketing Period (provided, however, that such exclusion shall not restart the Marketing Period); and

(xii)	July 1, 2027 through July 5, 2027 shall not constitute Business Days for purposes of such Marketing Period (provided, however, that such exclusion shall not restart such period).

If Borrower shall in good faith reasonably believe that the Borrower has delivered the Required Information, the Borrower may (but shall not be obligated to) deliver to the Investment Banks written notice to that effect (stating when the Borrower believes that the Borrower completed such delivery), in which case the Borrower shall be deemed to have delivered the Required Information on the date of such notice (or such other date specified in such notice) and the Marketing Period shall be deemed to have commenced on the date of such notice, in each case, unless the Investment Banks in good faith reasonably believe that the Borrower has not completed delivery of the Required Information and, within two Business Days (as defined in the Purchase Agreement in effect as of the date hereof) after their receipt of such notice from the Borrower, the Investment Banks deliver in good faith a written notice to the Borrower to that effect with a reasonable belief thereof (stating with specificity which information they believe has not been delivered); provided that delivery of such notice from the Investment Banks will not prejudice the Borrower’s right to assert that the Required Information has, in fact, been delivered and the Marketing Period has, in fact, commenced.

6.

All fees required to be paid by the Borrower on the Closing Date pursuant to the Fee Letter and the Commitment Letter (including the Summary of Terms) and reasonable and documented out-of-pocket expenses (including legal fees and expenses) required to be paid by the Borrower on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least two Business Days (as defined in the Purchase Agreement in effect on the date hereof) prior to the Closing Date, shall, upon the initial borrowing of the Senior Secured Bridge Facility, have been paid, or will be substantially simultaneously paid (which amounts may be offset against the proceeds of the Senior Secured Bridge Facility).

7.

(i) The Specified Representations shall be true and correct in all material respects (without duplication of any materiality qualifier set forth therein) to the extent required by the Certain Funds Provision; and (ii) the Purchase Agreement Representations shall be true and correct in all material respects to the extent required by the Certain Funds Provision unless, any such Specified Representations or Purchase Agreement Representation relates to an earlier date, in which case such Specified Representation or Purchase Agreement Representation shall have been true and correct in all material respects as of such earlier date.

8.	Since the date of the Purchase Agreement, there shall have not been a Material Adverse Effect (as defined in the Purchase Agreement).

Exhibit C

FORM OF SOLVENCY CERTIFICATE

[____][__], 202[__]

This Solvency Certificate is being executed and delivered pursuant to Section [__] of that certain [•] (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [______________], a [________] of the Borrower, in such capacity only and not in an individual capacity (and without personal liability), hereby certify on behalf of the Borrower as follows, in each case as of the date hereof, after giving effect to the making of the Loans under the Credit Agreement and the consummation of the Transactions:

1. The sum of the debt and liabilities (subordinated, contingent or otherwise) of the Borrower and its Subsidiaries, on a consolidated basis, does not exceed the fair saleable value of the present assets of the Borrower and its Subsidiaries, on a consolidated basis.

2. The capital of the Borrower and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as conducted or contemplated to be conducted on the date hereof.

3. The present fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis and as a going concern, is greater than the total amount that will be required to pay the probable liabilities of the Borrower and its Subsidiaries, on a consolidated basis, as applicable, as they become absolute and matured.

4. The Borrower and its Subsidiaries, on a consolidated basis are able to pay their debts or other liabilities as they become due (whether at maturity or otherwise).

5. For purposes of this Solvency Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

6. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate to provide this Solvency Certificate. The undersigned is familiar with the finances and assets of the Borrower and its Subsidiaries.

7. The undersigned acknowledges that the Agent and the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the Commitments and Loans under the Credit Agreement.

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IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate in such undersigned’s capacity as an officer of the Borrower, on behalf of the Borrower, and not individually, on the date first written above.

SITIME CORPORATION.
By:
Name:
Title: [Financial Officer]

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